Exhibit 99.1

USANA Reports Record Second Quarter Results

    SALT LAKE CITY--(BUSINESS WIRE)--July 20, 2004--

    --  Net Sales up 43%; EPS increased 80% over Q2 2003

    --  2004 Guidance Raised

    USANA Health Sciences Inc. (NASDAQ: USNA) today announced record financial results for the second quarter ended July 3, 2004.
    Net sales for the quarter were $67.2 million, up 43% from $47.2 million in the second quarter of 2003. The total number of active Associates increased 35% to 104,000 in the second quarter of 2004, compared to 77,000 in the second quarter of 2003.
    Net earnings in the second quarter were $7.4 million, up 70% from $4.3 million in the second quarter of 2003. Earnings per share increased for the second quarter to $0.36 per share, up 80% from $0.20 per share during the second quarter of 2003.
    For the six-month period ended July 3, 2004, net sales were $129 million, up 47% from $88 million for the same period in 2003. Net earnings for the first six months of 2004 were $13.6 million, up 72% from $7.9 million for the same period in 2003. Earnings per share for the six-month period ended July 3, 2004 were $0.66, up 78% from $0.37 for the same period in 2003.
    "The overall strength of the business continues to be driven by our growing Associate base," said Dave Wentz, USANA's president. "We continue to see the same positive growth trends in our direct selling model and were pleased to achieve robust top-line growth. In the second quarter, we increased the number of active Associates by 35% compared to last year, reflecting an improvement in recruiting and leadership levels. We will continue to pursue our major strategic initiatives, which include expanding our Associate base, enhancing retention, and building associate commitment to the business opportunity available through our science-based nutritional products.
    "During the second quarter we made key leadership changes in both Korea and Japan. We have not performed up to expectations in these two significant markets, but are confident that, with the recent management changes performance will improve," concluded Wentz.
    Commenting on USANA's financial performance, Gilbert A. Fuller, chief financial officer, noted, "We were encouraged to see another quarter of double-digit, year-over-year sales growth in each of our markets. The U.S. continues to post strong sales, up 27% compared to last year, benefiting from the synergies associated with the opening of the Mexico market. In addition, the number of Associates in the U.S. increased 25% compared to last year. Mexico completed its first full quarter of sales and, with all our key products registered and in-country, this important new market is off to a good start.
    "We were also pleased to see our operating performance improve in the second quarter," continued Fuller. "We acquired Wasatch, our personal care products manufacturing subsidiary, in the third quarter of 2003 and achieved $3.1 million in sales in the second quarter of 2004, which was higher than anticipated. The construction efforts at our Wasatch facility are now complete, and we expect to begin integrating the manufacturing of our personal care products there in the third quarter.
    "We continued to generate strong cash flow from operations. Since the first of the year, we have invested approximately $15 million in share repurchases. At the end of the second quarter of 2004, we had $13.8 million in cash and no debt.
    "Looking ahead, we expect third quarter net sales to approach $69 million, with earnings per share between $0.36 and $0.38. In addition, our outlook for the year has been increased. We now expect net sales to approach $270 million and earnings per share between $1.42 and $1.44."
    USANA executives will hold a conference call and live webcast to discuss this announcement with investors on July 21, 2004 at 11 a.m. EDT. Investors may listen to the call by accessing USANA's Web site at http://www.usanahealthsciences.com and by clicking on the "Investors" icon.

    About USANA

    USANA develops and manufactures high-quality nutritional and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, the Netherlands and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the company's independent Associate network, government regulation of products, manufacturing and marketing, and risks associated with international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings and cautionary statements contained in USANA's most recent filings with the Securities and Exchange Commission.



                      USANA Health Sciences Inc.
                  Consolidated Statements of Earnings
                 (In thousands, except per share data)

                              Quarter Ended        Six Months Ended
                          --------------------- ----------------------
                          28-Jun-03   3-Jul-04  28-Jun-03   3-Jul-04
                          ---------- ---------- ---------- -----------
                          (Unaudited)(Unaudited)(Unaudited)(Unaudited)

Net sales                   $47,157    $67,246    $88,021    $129,021
Cost of sales                10,417     16,195     19,637      31,253
                          ---------- ---------- ---------- -----------
     Gross profit            36,740     51,051     68,384      97,768

Operating expenses
  Associate incentives       18,662     25,556     34,759      49,168
  Selling, general and
   administrative            10,574     13,656     20,146      26,918
  Research and
   development                  373        607        707       1,185
                          ---------- ---------- ---------- -----------

     Earnings from
      operations              7,131     11,232     12,772      20,497

Other income (expense)         (228)        (1)      (194)        148
                          ---------- ---------- ---------- -----------
     Earnings before
      income taxes            6,903     11,231     12,578      20,645

Income taxes                  2,554      3,818      4,654       7,019
                          ---------- ---------- ---------- -----------

NET EARNINGS                 $4,349     $7,413     $7,924     $13,626
                          ========== ========== ========== ===========

Earnings per share -
 diluted                      $0.20      $0.36      $0.37       $0.66
                          ========== ========== ========== ===========
Weighted average shares
 outstanding - diluted       21,450     20,523     21,247      20,688
                          ========== ========== ========== ===========




                      USANA Health Sciences Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                         As of      As of
                                        3-Jan-04   3-Jul-04
                                       ---------- ----------
                                                 (Unaudited)
ASSETS
   Cash and cash equivalents            $18,965    $13,798
   Inventories, net                      14,069     13,574
   Other current assets                   5,215      5,327
                                      ---------- ----------
Total current assets                     38,249     32,699

 Property and equipment, net             20,195     24,062
 Goodwill                                 4,267      5,690
 Other assets                             2,416      2,498
                                      ---------- ----------
    Total assets                        $65,127    $64,949
                                      ========== ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

  Accounts payable                       $5,215     $4,103
  Other current liabilities              14,704     15,197
                                       ---------- ----------
Total current liabilities                19,919     19,300

  Other long-term liabilities               837        772

  Stockholders' equity                   44,371     44,877
                                       ---------- ----------
 Total liabilities and stockholders'
  equity                                 $65,127    $64,949
                                       ========== ==========


                     USANA Health Sciences Inc.
                           Sales by Market
                            (in thousands)

                                            Quarter Ended
                                 -------------------------------------
                                     28-Jun-03           3-Jul-04
                                 ------------------ ------------------
                                     (Unaudited)        (Unaudited)
Region
  United States                    $21,884    46.4%   $27,821    41.4%
  Canada                            11,271    23.9%    12,378    18.4%
  Australia-New Zealand              7,084    15.0%     8,471    12.6%
  Hong Kong                          2,105     4.5%     2,750     4.1%
  Japan                              1,445     3.1%     2,176     3.2%
  Taiwan                             3,368     7.1%     3,898     5.8%
  Korea                                  -     0.0%     1,804     2.7%
  Singapore                              -     0.0%     2,612     3.9%
  Mexico                                 -     0.0%     2,216     3.3%
  Wasatch                                -     0.0%     3,120     4.6%
                                 ---------- ------- ---------- -------
                                   $47,157   100.0%   $67,246   100.0%
                                 ========== ======= ========== =======


                     Active Associates by Market

                                                 As of
                                 -------------------------------------
                                      28-Jun-03           3-Jul-04
                                 ------------------ ------------------
                                      (Unaudited)        (Unaudited)
Region
  United States                     32,000    41.5%    40,000    38.5%
  Canada                            18,000    23.4%    20,000    19.2%
  Australia-New Zealand             12,000    15.6%    13,000    12.5%
  Hong Kong                          4,000     5.2%     5,000     4.8%
  Japan                              3,000     3.9%     4,000     3.8%
  Taiwan                             8,000    10.4%     8,000     7.7%
  Korea                                  -     0.0%     3,000     2.9%
  Singapore                              -     0.0%     6,000     5.8%
  Mexico                                 -     0.0%     5,000     4.8%
                                 ---------- ------- ---------- -------
                                    77,000   100.0%   104,000   100.0%
                                 ========== ======= ========== =======


                 Active Preferred Customers by Market

                                                   As of
                                 -------------------------------------
                                      28-Jun-03           3-Jul-04
                                 ------------------ ------------------
                                     (Unaudited)        (Unaudited)
Region
  United States                     30,000    60.0%    36,000    61.0%
  Canada                            15,000    30.0%    16,000    27.1%
  Australia-New Zealand              4,000     8.0%     5,000     8.5%
  Hong Kong                          1,000     2.0%     1,000     1.7%
  Japan                                 (a)    0.0%        (a)    0.0%
  Taiwan                                (a)    0.0%     1,000     1.7%
  Korea                                  -     0.0%        (a)    0.0%
  Singapore                              -     0.0%        (a)    0.0%
  Mexico                                 -     0.0%        (a)    0.0%
                                 ---------- ------- ---------- -------
                                    50,000   100.0%    59,000   100.0%
                                 ========== ======= ========== =======

(a) Count of Active Preferred Customers is less than 500.

    CONTACT: USANA Health Sciences Inc., Salt Lake City
             Riley Timmer, 801-954-7100
             investor.relations@us.usana.com